Exhibit 10.7

November 16, 2016

Andy Sale

1500 Fleetwood Drive

Franklin, TN 37064

Re:         Your Employment With Invuity, Inc.

Dear Andy:

Invuity, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below.

1.      Position.   You will serve in a full-time position as the Senior Vice President, Global Sales starting November 21, 2016 (your “Hire Date”) and you will report to the Company’s Chief Executive Officer, Philip Sawyer.

2.      Salary and Employee Benefits.

(a)     Salary.   You will be paid a starting salary at the rate of $25,883.33 per month (prorated for partial months), which is equivalent to an annual salary of $310,000 payable on the Company’s regular payroll dates.

(b)    Bonus.   You will be eligible for an annual performance incentive bonus during your employment with the Company of up to 65% of your annual base salary.

(c)     Benefits.   As an employee of the Company, you will be eligible to participate in Company-sponsored benefit plans, including health, dental, vision and life insurance, long term disability and the company sponsored 401(k) plan.  You will accrue thirteen (13) hours of paid time off for every full month of employment with the Company, which equates to (20) days per year.

3.    Stock Options.

(a)     Option.  Subject to the approval of the Company’s Board of Directors, you will be granted a non qualified stock option (the “Option”) to purchase 110,000 shares of the Company’s Common Stock.

(b)    Exercise Price.  The exercise price per share of each such option will be equal to the fair market value per share of the Company’s Common Stock, as determined by the Board, as of the date the relevant option is granted.

Andy Sale

November 16, 2016

(c)     Vesting.  The Option will be subject to a five-year vesting period subject to your continued employment with the Company, with twenty five percent (25%) of the shares subject to the Option on the one year anniversary of your Vesting Start Date (as defined below), and one-forty-eighth (1/48th) of the shares subject to the Option vesting for each month of your continued service thereafter.  The Option will be governed in full by the terms and conditions of the Company’s 2005 Stock Incentive Plan (the “Plan”) and your individual stock option agreement.  The Vesting Start Date of your Option will be your Hire Date

(d)    Stock Option Agreement.  Each such option will be subject to the terms of the Plan and the Company’s standard form of stock option agreement, which agreement must be executed as a condition of the grant and exercise of each option.

4.    Severance.  Your severance benefits are detailed in the enclosed Severance Agreement (Non-Change of Control) and Severance Agreement (Change of Control).

5.    Employee Inventions and Assignment Agreement; Work Authorization; No Conflicts.  You will be required as a condition of your employment with the Company, to sign the Company’s Employee Inventions and Assignment Agreement, a copy of which is attached to this letter.  As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identify and authorization to work in the United States.  By signing this letter, you confirm to the Company that you are under no contractual or other binding obligations that would prohibit you from accepting this employment and performing your duties with the Company.

6.    At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or for no reason, without further obligation or liability, subject only to the provisions of this letter.  Any contrary representation that may have been made or may be made to you at any time shall be superseded and governed by this Section 5.  This letter shall constitute the full and complete agreement between you and the Company on the “at will” nature of your employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7.    Outside Activities.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company’s CEO.  In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring employees or consultants of the Company.

8.    Withholding Taxes, ETC.   All forms of compensation referred to in this letter are subject to the applicable withholding and payroll taxes and other deductions required by law, and such deductions as you and the Company may hereafter agree in writing.

Andy Sale

November 16, 2016

9.     Entire Agreement.  This letter, when signed by you below and delivered to the Company as provided below, will constitute the binding agreement by you and the Company with respect to the matters described in this letter, superseding and replacing in their entirety any other prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.  This agreement will be governed by the laws of the State of California without regard to its body of law controlling conflict of laws, will inure to benefit of and be binding upon the Company’s successor and assigns, and your representatives, heirs, executors and administrators.  This offer of employment is subject to approval by the Board of Directors.

If you wish to accept this offer, please sign and date the original of this letter and return it to me as a pdf  by email address shown below, or by hand, by Friday, December 2nd, 2016, with the original to me by mail to the Company’s principal offices set forth at the beginning of this letter.

We are looking forward to your hopefully joining the team on Tuesday, January 3rd, 2016.  If you have any questions, please feel free to call me at (415) 655-2123.

Very truly yours,

Invuity, Inc.

By:	/s/ Philip Sawyer
Philip Sawyer, Chief Executive Officer
Email: psawyer@invuity.com

I have read, and I accept, this employment offer.

/s/ Andy Sale
Signature of Andy Sale

Date signed:	11/16/2016